UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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COLUMBIA PROPERTY TRUST, INC.
(Name of Registrant as Specified in Its Charter)

ARKHOUSE EQUITIES LLC

ARKHOUSE SECURITIES LLC

ARKHOUSE PARTNERS LLC

GAVRIEL KAHANE

AS8888 LLC

TSE 88 LLC

ALEX SAPIR

8F INVESTMENT PARTNERS PTE LTD.

STEPHANE M. FAROUZE

ISAAC BARBER

GABRIEL K. MARANS

ROBERT A. SPASS

LYNETTE TULKOFF

SHLOMO ZOHAR

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Arkhouse Equities LLC (“Arkhouse Equities”), together with the other participants named herein (collectively, the “Investor Group”), intends to file a preliminary proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominees at the upcoming 2021 annual meeting of stockholders of Columbia Property Trust, Inc., a Maryland corporation (the “Company”).

On March 18, 2021, the Investor Group issued the following press release and public letter to the Board of Directors of the Company:

Group of Highly-Experienced Real Estate Investors Submits Proposal to Acquire Columbia Property Trust

Makes All-Cash Offer to Acquire Columbia for $19.50 Per Share, Representing a ~29% Premium Over the Company’s Closing Stock Price on Friday, March 12th and a ~35% Premium over the Company’s 30 Day Volume Weighted Average Price

Notes That Group Has Executed a Financing Term Sheet With a Global Alternative Investment Firm With ~$50 Billion in AUM and a Long Track Record of Lending Against Real Estate Transactions

Underscores That Columbia’s Stockholders Have Been Consistently Punished by the Public Market, as Evidenced by the Company’s Persistent Discount to NAV and Negative Returns Over One-Year, Three-Year and Five-Year Periods

Urges the Board to Begin a Good Faith Dialogue With the Investor Group and Work to Deliver a Meaningful Premium to Columbia’s Long-Suffering Stockholders, Particularly Given the Foreseeable Continued Headwinds in the Public Market

Arkhouse Partners LLC, AS8888 LLC, an entity of The Sapir Organization, and 8F Investment Partners Pte. Ltd., which together beneficially own approximately 3.3% of Columbia Property Trust, Inc.’s (NYSE: CXP) (“Columbia” or the “Company”) outstanding common stock, today sent the below letter to the Company’s Board of Directors.

***

March 18, 2021

The Board of Directors

Columbia Property Trust, Inc.

315 Park Avenue South

New York, New York 10010

Dear Members of the Board:

Arkhouse Partners LLC (together with its affiliates, “Arkhouse”), AS8888 LLC, an entity of The Sapir Organization (“Sapir”) and 8F Investment Partners Pte. Ltd. (together with its affiliates, “8F” and together with Arkhouse and Sapir, “we”, “us” or the “Investor Group”) are pleased to present a proposal to acquire 100% of the outstanding common stock of Columbia Property Trust, Inc. (NYSE: CXP) (“Columbia” or the “Company”) for $19.50 per share in cash. We are submitting this proposal to the Board of Directors (the “Board”) with the goal of facilitating a productive discussion and ultimately negotiating a mutually agreeable transaction that is in the best interest of stockholders.

Arkhouse is a specialized real estate investment firm with significant experience investing across the commercial property sector. The Sapir Organization is an established, multidisciplinary real estate investor, operator and developer that has owned, developed and managed more than 7 million square feet of Manhattan real estate. 8F is a diversified, global group with expertise in asset management, private market investments, advisory and capital raising. As of the date of this letter, the Investor Group beneficially owns approximately 3.3% of Columbia’s outstanding common stock.

We are experienced real estate investors that believe in the long-term value of Columbia’s high-quality office holdings. We have spent considerable energy and time evaluating Columbia’s portfolio, operating markets, management and strategy, and have made a meaningful investment in the Company. However, we are concerned about the Company’s lengthy track record of underperformance in the public market and challenges the Company faces on its current course. This general concern is compounded by Columbia’s headwinds across geographies through 2021. The Company has recently guided a decrease in funds from operations, (14%-20%), a drop in same store net operating income (3%-5%) and a reduction in portfolio lease percentage (1%-6%). Ultimately, we have concluded that Columbia’s stockholders are not likely to realize the value of the Company’s assets in the foreseeable future if the Company remains on its current course in the public market.

We believe our proposal gives the Company’s stockholders – many of whom have already suffered through years of value erosion – an attractive opportunity to obtain immediate liquidity at a full and fair valuation, with a premium of approximately 29% over the closing stock price on Friday, March 12, 2021. The Board is no doubt aware that many stockholders have been forced to endure negative returns and significant losses over several horizons, including one-year (-27%), three-year (-29%) and five-year (-25%) timeframes.1

In our view, our proposal delivers full value that exceeds what the Company can be expected to achieve in the coming years based on the expected public market challenges and leadership’s stated plans. We also believe our proposal would be beneficial to the Company’s officers and employees, who we envision working with to grow the Company over the long-term in the more forgiving, stable private market. Notwithstanding our interest in acquiring 100% of the Company’s outstanding stock, we are open to discussing the participation of the Company’s officers and employees, and holders of units of Columbia Operating Partnership, L.P., in the proposed transaction (although such participation is not a condition to our proposal).

We have assembled a team of experienced advisors and counsel to assist us in moving quickly and efficiently toward consummating a transaction. We have executed a term sheet for financing with a global alternative investment management firm with approximately $50 billion in assets and a long track record of lending against and investing in all types of corporate and real estate transactions.2 We are highly confident that we can arrange all necessary financing to complete the transaction, including refinancing or replacement of the Company’s existing debt. Accordingly, any definitive agreement providing for the proposed transaction will not contain any financing contingencies.

We are prepared to move forward with confirmatory due diligence right away. This can be done while concurrently negotiating definitive documentation and finalizing and entering into definitive agreements. We believe this can occur within the next 45-60 days if the Board is prepared to promptly enter into a good faith process.

1 Approximated total stockholder returns run through December 31, 2020.

2 Subject to standard due diligence, reviews and approvals.

As you are aware, Arkhouse has nominated six highly-qualified candidates for election to the Board at the Company’s upcoming 2021 Annual Meeting of Stockholders. Arkhouse’s slate has considerable experience in the areas of corporate governance, finance, real estate investing, property management and strategic transactions. In an attempt to work constructively with the Board, Arkhouse opted to not announce its nomination for several weeks in an effort to commence a substantive, private discussion with Columbia’s leadership about a mutually agreeable resolution that was in the best interest of stockholders. We remain willing to discuss a negotiated resolution involving the withdrawal of the nomination.

Please note that this letter represents a non-binding indication of interest, and the proposed transaction would be subject to completion of our confirmatory due diligence, negotiation and execution of definitive agreements containing customary terms and conditions for a transaction of this type and size, and other customary conditions.

We believe that the next step would be for us to meet with you to discuss this opportunity, and we propose to arrange a meeting during the week of March 22, 2021.

We look forward to hearing from you and to working with you and your advisors to complete a negotiated transaction that is in the best interests of the Company’s stockholders.

Sincerely,

/s/ Gavriel Kahane	/s/ Alex Sapir	/s/ Stephane Farouze
Gavriel Kahane CEO and Co-Founder, Arkhouse Partners LLC	Alex Sapir President & CEO, Sapir Global Corp.	Stephane Farouze Chairman and Founder 8F Investment Partners Pte. Ltd.

***

About Arkhouse

Arkhouse is a real estate private equity firm that invests in opportunistic real estate, targeting growth while balancing capital preservation objectives. The firm focuses on U.S. gateway markets, where it sees long-term strength and stability. Coupling macroeconomic analysis with asset-level focus, Arkhouse employs sound investment strategies to deliver risk-adjusted returns for its diversified base of limited partners. Learn more at www.arkhousepartners.com.

About the Sapir Organization

The Sapir Organization is a multidisciplinary real estate investor, operator and developer, founded by the late Tamir Sapir and is currently led by his son, President and Chief Executive Officer, Alex Sapir. Sapir has owned, developed and managed more than 7 million square feet of Manhattan real estate, including some of the world’s most iconic commercial assets throughout various cycles. The firm has 30 years of office management and development experience in New York and recently expanded to Miami. Learn more at www.sapir.com.

8F Group

8F is a global diversified group with expertise in asset management, private markets investments, advisory and capital raising. Learn more at www.8f-am.com.

Certain Information Concerning the Participants

Arkhouse Equities LLC, together with the other participants named herein (collectively, the “Investor Group”), intends to file a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2021 annual meeting of stockholders of Columbia Property Trust, Inc., a Maryland corporation (the “Company”).

THE INVESTOR GROUP STRONGLY ADVISES ALL STOCKOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Arkhouse Equities LLC (“Arkhouse Equities”), Arkhouse Securities LLC (“Arkhouse Securities”), Arkhouse Partners LLC (“Arkhouse Partners”), Gavriel Kahane, AS8888 LLC (“AS8888”), TSE 88 LLC (“TSE 88”), Alex Sapir, 8F Investment Partners Pte. Ltd. (“8F IP”), Stephane M. Farouze, Isaac Barber, Gabriel K. Marans, Robert A. Spass, Lynette Tulkoff, and Shlomo Zohar.

As of the date hereof, Arkhouse Equities directly owns 252,980 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Arkhouse Securities directly owns 628,176 shares of Common Stock. Arkhouse Partners, as the manager of each of Arkhouse Equities and Arkhouse Securities, may be deemed the beneficial owner of the 881,156 shares of Common Stock owned in the aggregate by Arkhouse Equities and Arkhouse Securities. Mr. Kahane, as the Manager of Arkhouse Partners, may be deemed the beneficial owner of the 881,156 shares of Common Stock owned in the aggregate by Arkhouse Equities and Arkhouse Securities. As of the date hereof, TSE 88 LLC directly owns 1,431,676 shares of Common Stock. As of the date hereof, Mr. Sapir directly owns 1,384,055 shares of Common Stock, and as the Chief Executive Officer and Preliminary Executor of an estate which is sole member of TSE 88 LLC, may be deemed the beneficial owner of the 1,431,676 shares of Common Stock owned by TSE 88 LLC. As of the date hereof, Mr. Farouze directly owns 76,935 shares of Common Stock. As of the date hereof, Mr. Marans directly owns 6,900 shares of Common Stock. As of the date hereof, none of AS8888, 8F IP, Isaac Barber, Robert A. Spass, Lynette Tulkoff or Shlomo Zohar beneficially own any shares of Common Stock.

Contacts

For investors:

Saratoga Proxy Consulting

Joe Mills / John Ferguson, 212-257-1311

jmills@saratogaproxy.com / jferguson@saratogaproxy.com

For media:

Profile

Greg Marose / Rachel Goun, 347-343-2999

CXPInvestorGroup@profileadvisors.com

***

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Arkhouse Equities LLC, together with the other participants named herein (collectively, the “Investor Group”), intends to file a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2021 annual meeting of stockholders of Columbia Property Trust, Inc., a Maryland corporation (the “Company”).

THE INVESTOR GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Arkhouse Equities LLC (“Arkhouse Equities”), Arkhouse Securities LLC (“Arkhouse Securities”), Arkhouse Partners LLC (“Arkhouse Partners”), Gavriel Kahane, AS8888 LLC (“AS8888”), TSE 88 LLC (“TSE 88”), Alex Sapir, 8F Investment Partners Pte. Ltd. (“8F IP”), Stephane M. Farouze, Isaac Barber, Gabriel K. Marans, Robert A. Spass, Lynette Tulkoff, and Shlomo Zohar.

As of the date hereof, Arkhouse Equities directly owns 252,980 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Arkhouse Securities directly owns 628,176 shares of Common Stock. Arkhouse Partners, as the Manager of each of Arkhouse Equities and Arkhouse Securities, may be deemed the beneficial owner of the 881,156 shares of Common Stock owned in the aggregate by Arkhouse Equities and Arkhouse Securities. Mr. Kahane, as the Manager of Arkhouse Partners, may be deemed the beneficial owner of the 881,156 shares of Common Stock owned in the aggregate by Arkhouse Equities and Arkhouse Securities. As of the date hereof, TSE 88 LLC directly owns 1,431,676 shares of Common Stock. As of the date hereof, Mr. Sapir directly owns 1,384,055 shares of Common Stock, and as the Chief Executive Officer and Preliminary Executor of an estate which is sole member of TSE 88 LLC, may be deemed the beneficial owner of the 1,431,676 shares of Common Stock owned by TSE 88 LLC. As of the date hereof, Mr. Farouze directly owns 76,935 shares of Common Stock. As of the date hereof, Mr. Marans directly owns 6,900 shares of Common Stock. As of the date hereof, none of AS8888, 8F IP, Isaac Barber, Robert A. Spass, Lynette Tulkoff or Shlomo Zohar beneficially own any shares of Common Stock.